UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 30, 2009

First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302
(Address of principal executive offices)	(Zip Code)

(864) 948-9001
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01               Modification of Material Definitive Agreement

On December 30, 2009, First National Bancshares, Inc. (the “Company”) and Nexity Bank (the “Lender”) entered into a Loan Modification and Settlement Agreement (the “Settlement Agreement”), amending that certain Loan Agreement, Stock Pledge Agreement, and Promissory Note, each dated as of December 28, 2007 (collectively, as subsequently amended and modified from time to time, the “Loan Documents”).  Under the initial terms of the Loan Documents, the Lender furnished to the Borrower a line of credit in a principal amount of up to $15,000,000.  As of December 30, 2009, the Company had an outstanding principal balance of $9,640,916.66 on the Loan (as defined in the Loan Documents) and was in noncompliance with certain covenants of the Loan Documents.  The Company's entry into the Settlement Agreement removes this noncompliance and the Company is now in total compliance with all provisions of the Loan Documents.

As settlement for the indebtedness owed by the Company for the Loan and in full satisfaction of the Loan, under the Settlement Agreement the Company has agreed to pay to the Lender an amount equal to the sum of $3,500,000, plus accrued interest (collectively, the “Settlement Amount”) no later than March 15, 2010.  The Settlement Agreement is subject to regulatory approval (which may include, without limitation, the approval of the State of Alabama Banking Department, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and/or the Federal Reserve), and there are no assurances this approval will be obtained.  Subject to obtaining regulatory approval, the Company has agreed to secure the payment of the Settlement Amount with the proceeds of two federal income tax refunds it anticipates receiving in the next few months.

Pursuant to the terms of the Settlement Agreement, on December 30, 2009 the Company remitted to the Lender via wire transfer $147,827.38 to satisfy interest owed to the Lender for the quarter ended September 30, 2009.  The Lender agreed to forgive interest due from the Company to the Lender for the period beginning on October 1, 2009 and ending on December 31, 2009 in the amount of $147,827.38.

The Loan Documents are described in and attached as Exhibits 10.2, 10.3, and 10.4, respectively, to our Form 8-K filed April 1, 2009.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By:	/s/ Barry Mason
Name: J. Barry Mason
Title: President and Chief Executive Officer

Dated:  January 7, 2010

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